Exhibit 10.3(a)

Description of Park National Corporation
Supplemental Executive Retirement Benefits
as in effect since February 18, 2008
Park National Corporation (“Park”) adopted the Park National Corporation Supplemental Executive Retirement Plan (the “SERP”) in December 1996. During the fiscal year ended December 31, 2012 (the “2012 fiscal year”), the SERP benefited 31 current and former officers of Park and Park's subsidiaries, including: (a) William T. McConnell, who serves as Chairman of the Executive Committee of the Board of Directors of each of Park and The Park National Bank, a subsidiary of Park (“PNB”); (b) C. Daniel DeLawder, who serves as Chairman of the Board and Chief Executive Officer of each of Park and PNB; and (c) David L. Trautman, who serves as President and Secretary of Park and President of PNB. Each of the SERP participants, other than Mr. Trautman, had been a party to a Supplemental Executive Retirement Plan Agreement effective December 27, 1996 (a “1996 SERP Agreement”) with Park, which was amended and restated by an Amended and Restated Supplemental Executive Retirement Benefits Agreement (the “Amended SERP Agreement”) entered into with Park as of February 18, 2008, as discussed below. Mr. Trautman became a participant in the SERP and entered into a Supplemental Executive Retirement Benefits Agreement (the “Trautman SERP Agreement”) with Park effective as of February 18, 2008, as discussed below. Where the context is appropriate, the 1996 SERP Agreements, the Amended SERP Agreements and the Trautman SERP Agreement are referred to collectively as the “SERP Agreements” and individually as a “SERP Agreement.”
The 1996 SERP Agreements represented unfunded, non-qualified benefit arrangements designed to restore benefits lost due to limitations under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), on the amount of compensation covered by and the benefits payable under the Park National Corporation Defined Benefit Pension Plan (the “Park Pension Plan”). Park and Park's subsidiaries had no obligation to set aside any funds with which to pay their respective obligations under the 1996 SERP Agreements. The participants, their beneficiaries and any successors in interest were to be general creditors of Park and Park's subsidiaries in the same manner as any other creditor having a general claim for matured and unpaid compensation.
Park purchased split-dollar life insurance policies with respect to 26 of the then participants in the SERP, including Messrs. DeLawder and McConnell, in order to fund Park's obligations under the 1996 SERP Agreement to which each such participant was a party. Those life insurance policies remained in effect in order to fund Park's obligations under the related Amended SERP Agreements. Each life insurance policy also provides a life insurance benefit for the SERP participant to whom the policy relates if such SERP participant should die before age 84. The amount of this life insurance benefit is equal to the present value of the stream of future benefits which would have been paid to the SERP participant until age 84 but had not been paid at the time of the individual's death. If the amount of this life insurance benefit were computed as of December 31, 2012, the life insurance benefit for Mr. DeLawder would have been approximately $2,756,165, and the life insurance benefit for Mr. McConnell would have been approximately $563,367.
At its meeting on February 18, 2008, the Compensation Committee approved Amended SERP Agreements for the 30 current and former officers of Park and Park's subsidiaries then participating in the SERP, including Messrs. DeLawder and McConnell. Each Amended SERP Agreement amended and restated the terms of the 1996 SERP Agreement to which each SERP participant was a party by changing the calculation of benefits payable to the SERP participant from a defined contribution (indexed) formula to a defined benefit formula. Due to the manner in which they were calculated, payments under the 1996 SERP Agreements had been quite variable in amount for the SERP participants from year to year -- sometimes being much larger or sometimes being much smaller than the targeted amount. Under the Amended SERP Agreements, payments are to be made in the same amount each year. The present values of the future payments under the defined benefit formula provisions of the Amended SERP Agreements are projected to be the same as under the defined contribution (indexed) formula provisions of the 1996 SERP Agreements.
Pursuant to each Amended SERP Agreement, a SERP participant is entitled to receive an annual supplemental retirement benefit (the “Full Benefit” as defined in his Amended SERP Agreement) beginning, subject to compliance with the requirements of Section 409A of the Internal Revenue Code, at age 62 (his “Payment Commencement Date”) and payable each year thereafter until the SERP participant's death. The annual Full Benefit for each SERP participant under his Amended SERP Agreement is the same amount as the annual targeted benefit for the SERP participant under his 1996 SERP Agreement. Mr. DeLawder will be entitled to receive an annual Full Benefit of $127,900, subject to compliance with the requirements of Section 409A of the Internal Revenue Code, since he attained age 62 in October of 2011. Mr. McConnell, who has reached age 62 and was receiving an annual targeted benefit under his 1996 SERP Agreement of $53,200, is entitled to continue receiving an annual Full Benefit under his Amended SERP Agreement of the same amount.

At its meeting on February 18, 2008, the Compensation Committee also approved the Trautman SERP Agreement. The Trautman SERP Agreement represents an unfunded, non-qualified benefit arrangement designed to constitute a portion of aggregate retirement benefits for Mr. Trautman which would provide him with the equivalent of approximately 40% of his projected annual compensation at age 62. The 40% retirement benefit is computed by adding to the supplemental retirement benefit provided by the Trautman SERP Agreement: (i) the projected benefit for Mr. Trautman under the Park Pension Plan; (ii) the projected benefit for Mr. Trautman related to contributions made by Park to the Park National Corporation Employees Stock Ownership Plan (the “Park KSOP”) on Mr. Trautman's behalf to match pre-tax elective deferral contributions made by him; and (iii) projected Social Security benefits to be received by Mr. Trautman. Under the Trautman SERP Agreement, Mr. Trautman will be entitled to receive an annual supplemental retirement benefit of $125,000 (his “Full Benefit”) beginning at age 62, subject to compliance with the requirements of Section 409A of the Internal Revenue Code, in March of 2023 (his “Payment Commencement Date”) and payable each year thereafter until his death.
If a SERP participant separates from service (within the meaning of the Treasury regulations applicable to Section 409A of the Internal Revenue Code) with Park and Park's subsidiaries for any reason prior to his Payment Commencement Date, he forfeits any right to payment under his SERP Agreement. Notwithstanding the foregoing, in the event that a SERP participant becomes substantially disabled (as defined in the SERP Agreements) while employed by Park or one of Park's subsidiaries prior to his Payment Commencement Date, he will be entitled to receive a reduced benefit (the “Limited Benefit” as defined in his SERP Agreement), the amount of which varies depending on the year in which the SERP participant becomes substantially disabled. In the event a change in control occurs before a SERP participant experiences a separation from service with Park and Park's subsidiaries, the SERP participant will become fully vested in his annual Full Benefit as though he remained continuously employed with Park or one of Park's subsidiaries until his Payment Commencement Date, and payments will begin on his Payment Commencement Date as described above. For purposes of each SERP Agreement, a change in control is deemed to occur upon: (a) the execution of an agreement for the sale of all or a material portion of the assets of Park; (b) a merger or recapitalization in which Park is not the surviving entity; or (c) the acquisition of the beneficial ownership of 25% or more of the outstanding voting securities of Park by any person, trust, entity or group.
If a SERP participant experiences a separation from service with Park and Park's subsidiaries for cause (as defined in the SERP Agreements) or if Park determines, following a SERP participant's Payment Commencement Date or the SERP participant's becoming substantially disabled, that cause existed to terminate the SERP participant, his SERP Agreement will terminate and the SERP participant will forfeit any right to receive future payments and must return all payments previously made under his SERP Agreement within 30 days. In addition, a SERP participant will forfeit the right to receive future payments under his SERP Agreement if he violates certain non-competition, non-solicitation of customers and non-solicitation of employees covenants set forth in each SERP Agreement during a period of 12 months following his separation from service with Park and our subsidiaries.
Each SERP Agreement terminates upon a SERP participant's death.
At its meeting on May 19, 2008, the Board of Directors of PNB approved a Split-Dollar Agreement (the “Trautman Split-Dollar Agreement”) between Mr. Trautman and PNB. Under the terms of the Trautman Split-Dollar Agreement, PNB owns the life insurance policy to which the Trautman Split-Dollar Agreement relates and controls all rights of ownership with respect to the policy. Mr. Trautman has the right to designate the beneficiary (beneficiaries) to whom a portion of the death proceeds of the policy are to be paid in accordance with the terms of the Trautman Split-Dollar Agreement. Upon Mr. Trautman's death, his beneficiary (beneficiaries) will be entitled to an amount equal to the lesser of (a) the “Death Benefit” described in the Trautman Split-Dollar Agreement or (b) 100% of the difference between the total death proceeds payable under the policy and the cash surrender value of the policy (such difference being referred to as the “Net at Risk Amount”). The Death Benefit will be $1,342,000 if Mr. Trautman dies while a full-time employee of PNB until the later of age 62 or his retirement. If Mr. Trautman dies after retiring or attaining age 62, the Death Benefit will be reduced each year and will be $0 if Mr. Trautman dies after attaining age 84. In no event will the amount payable to Mr. Trautman's beneficiary (beneficiaries) exceed the Net at Risk Amount in the policy as of the date of Mr. Trautman's death. PNB will be entitled to any death proceeds payable under the policy remaining after payment to Mr. Trautman's beneficiary (beneficiaries). PNB and Mr. Trautman's beneficiary (beneficiaries) will share in any interest due on the death proceeds of the policy on a pro rata basis based upon the amount of proceeds due each party divided by the total amount of proceeds, excluding any such interest.